Exhibit 5.1

February 21, 2017

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on February 21, 2017, for the registration of 3,659,091 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of WPCS International Incorporated, a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), (iii) the Company’s Amended and Restated Bylaws, (iv) the Plan, and (v) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which authorize and provide for the filing of the Registration Statement and the inclusion of the Shares in the Registration Statement, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete, (ii) each such document that is an original is authentic, (iii) each such document that is a copy conforms to an authentic original, and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of issuance of any of the Shares, (ii) all Shares will be evidenced by an appropriate certificate, duly executed and delivered or the Board of Directors will adopt a resolution, providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (iii) the issuance of any Shares will be duly noted in the Company’s stock ledger upon issuance, (iv) prior to the issuance of any Share (or right to acquire any Share) under the Plan, the Board of Directors (or a duly authorized committee thereof in accordance with the Plan and the DGCL) will duly authorize the award providing for such issuance and an award agreement by a resolution or resolutions adopted in accordance with the Plan and the DGCL (such authorizing resolutions of the Board of Directors or committee of the Board of Directors (the “Authorizing Resolutions”), and (v) prior to the issuance of any Share (or right to acquire a Share) under the Plan, the Company will receive consideration for each Share at least equal to the par value of such Share and in the amount required by the Plan, the applicable award agreement and the Authorizing Resolutions.

Page 2 February 21, 2017

We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

Our opinion set forth below is limited to the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other law or (ii) the laws of any other jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Shares, when and if issued in accordance with the Plan and the applicable Authorizing Resolutions, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP